Exhibit 99.1

Pulse Electronics Corporation Reports Second Quarter Results

Operating Profit Exceeds Guidance; Company Commences New Expense Reductions Resulting From Improved Efficiency

SAN DIEGO--(BUSINESS WIRE)--August 6, 2013--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its second quarter ended June 28, 2013.

Second Quarter Highlights

  Net sales were $88.3 million, down 12.1% from $100.4 million in the prior-year quarter, and up 4.1% from $84.8 million in the first quarter, in line with industry trends.
  Operating profit (U.S. GAAP) was $1.6 million compared with a loss of $0.1 million in the prior-year quarter and a profit of $1.0 million in the first quarter.
  Non-GAAP operating profit was $2.2 million, compared with $0.9 million in the prior-year quarter and $1.6 million in the first quarter. (See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)
  Initiated a new expense reduction program to continue the path toward target 15% operating expense model.
  Reduced lead times for a majority of products to 4-5 weeks, 50% of those typical in the industry.

CEO Comments

“We were pleased that this quarter’s results were a continuation of our trend of improving operational performance despite a muted demand environment,” said Pulse Chairman and Chief Executive Officer Ralph Faison. “We exceeded our non-GAAP operating profit guidance on revenue that was within our guidance range. We have been largely successful in stabilizing gross margin even though labor costs continue to rise, and with good control over operating expenses our non-GAAP operating profit margin maintained its upward trajectory. We are also pleased that our ongoing improvements in operating efficiency and commitment to improved customer service and satisfaction have allowed us to reduce product lead times to four to five weeks, half that of typical industry lead times.

“With our ERP implementation progressing toward completion and driving many of the expected efficiencies, we have initiated a program of further expense reductions,” Mr. Faison continued. “These reductions are a natural step in getting to our target 15% operating expense model, and they also make sense to implement now because of the prolonged nature of lower demand in our industry. While we believe that the underlying fundamentals of our industry will eventually drive significant future growth and help improve our expense structure, more rapidly achieving an expense level appropriate for existing revenues will help assure continued earnings and cash growth even if muted industry sales trends continue.”

Second Quarter Operating Performance

Net sales were $88.3 million compared with $100.4 million in the prior-year quarter, in line with ongoing economic and industry trends plus lower demand for wireless products for smartphone programs in which the company participates. Sequentially, consolidated net sales increased 4.1 percent compared with first quarter net sales of $84.8 million mainly due to seasonal recovery from the typically weak first quarter offset by ongoing industry weakness of smartphone demand.

Cost of sales decreased 16.8 percent to $67.5 million from $81.2 million in the prior-year quarter. The company’s gross profit margin was 23.5 percent compared with 19.1 percent in the prior-year quarter and 23.8 percent in the first quarter. The higher gross profit margin compared to the prior year reflects the favorable effects of manufacturing plant consolidations and other cost reduction programs and resulting operational efficiencies. The sequential decrease in gross margin was due mainly to the implementation of a portion of government-mandated wage increases at the company’s manufacturing facilities in China. The remaining increases became effective in the third quarter and will also unfavorably affect gross margins.

Operating expenses were $19.0 million, essentially flat from the second quarter of 2012, as the company maintained sustained scrutiny over all discretionary spending. Operating expenses were flat compared to the first quarter.

Operating profit (U.S. GAAP) was $1.6 million compared with a loss of $0.1 million in the prior-year quarter. Non-GAAP operating profit was $2.2 million compared with $0.9 million in the prior-year quarter and $1.6 million in the first quarter.

The company had $23.2 million of cash and cash equivalents at June 28, 2013 compared with $31.5 million at December 28, 2012. The decrease in cash mainly reflects capital expenditures, refinancing transaction fees and expenses, and working capital needs.

On May 29, 2013, the U.S. District Court entered final judgment in the lawsuit filed in March 2007 by Halo Electronics, Inc. in the United States District Court, District of Nevada, which allows the case to be appealed. Although the court granted Halo's motion for a permanent injunction against the eight product groups subject to the jury verdict, the court granted Pulse's emergency motion to stay the injunction for 90 days through October 15, 2013. The company is introducing new and improved replacement products throughout this period that it will continue to ship to customers after the expiration of the stay. Many of these new parts are available now. The company maintains its counterclaim that Pulse owes no liability whatsoever to Halo, plans to contest the amount of damages asserted by Halo and its expert, and to consider its rights of appeal with respect to any adverse rulings.

On July 3, 2013, the company received notice from the New York Stock Exchange that it had regained compliance with the NYSE’s continued listing standard for share price after its average closing share price for the previous 30 trading days exceeded $1.00. In addition to regaining compliance with the price listing standard, the company continues to follow all NYSE requirements to regain market capitalization compliance including providing quarterly updates to the business plan previously submitted to the exchange.

Expense Reduction Initiative

The company announced an expense reduction program that is expected to reduce operating expenses by approximately $6 million on an annualized basis by the end of the first quarter of 2014. Completion of the reductions will enable the company to make continued progress toward its target 15% operating expense model. Many of the contemplated actions are efficiency improvements related to the implementation of the company’s new ERP system and are expected to affect all segments. The company expects that it will incur cash severance and restructuring costs associated with the action in an amount still to be determined, but expected to be less than one third the annual savings rate. In the second quarter the company recognized $93,000 of severance and associated costs for prior actions not related to this program.

Convertible Bond Exchange

The company’s investment agreement with Oaktree contemplated that the company might offer each holder of our senior convertible notes the option to receive new secured term loans in exchange for the outstanding senior convertible notes at up to 80% of the par amount, as well as shares of our common stock, subject to Oaktree’s agreement of the terms of the offer. The company remains in discussion with Oaktree, but as of June 28, 2013, we have not reached agreement on the terms of an exchange offer. The company believes it has a number of other options regarding the eventual retirement of the convertible bonds, either before or at maturity.

Third Quarter 2013 Outlook

“As we look to the third quarter, we continue to see modest but encouraging improvements in our key markets,” said Mr. Faison. “Our network and power businesses should see typical seasonal uplift, which will be a significant improvement from third quarter demand the past two years, while our wireless business is projected to see increased smartphone project demand. Combined with the breakeven point reductions we have achieved recently and strict limits on expenses in anticipation of our expense reduction program, we expect higher revenues to also drive higher operating profits.”

The company expects third quarter 2013 net sales to range from $91 million to $97 million and non-GAAP operating profit to range from $2 million to $4 million.

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern (2 p.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 1-800-860-2442 (international 1-412-858-4600). A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, the company’s results for the first quarter, will be achieved. Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: general conditions in the capital markets; general economic conditions; and the company’s ability to maintain adequate liquidity to operate its business. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward-looking statement.

Non-GAAP Rationale

Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income; non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs; and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States. Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations, and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of the company’s profitability or liquidity. Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by the company’s shareholders and analysts as additional measures of its operating performance. Adjusted EBITDA is often used by the company’s shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. The company believes these non-GAAP measures enhance a reader’s understanding of the company’s financial condition, results of operations, and cash flow because they are unaffected by capital structure and, therefore, enable investors to compare its operating performance to that of other companies. The company understands that its presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Based on discussions with investors and analysts, the company believes that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs; non-cash stock-based compensation expenses; and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies. These charges may result from facility closures, the exit of a product line, production relocations and capacity reductions, and/or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different. Impairment charges, debt restructuring and related costs, legal reserve charges, and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2013 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)
	Three Months Ended		Six Months Ended
	6/28/13	6/29/12	6/28/13	6/29/12

Net sales	$88,258	$100,383	$173,064	$194,518
Cost of sales	67,508	81,179	132,133	156,916
Gross profit	20,750	19,204	40,931	37,602
Operating expenses	19,008	18,742	38,182	37,735
Severance, impairment and other associated costs	93	515	112	2,052
Legal reserve	37	50	75	50
Operating profit (loss)	1,612	(103)	2,562	(2,235)

Interest expense, net	(6,774)	(3,752)	(11,888)	(6,345)
Other expense, net	(408)	(1,148)	(2,940)	(69)
Loss before income taxes	(5,570)	(5,003)	(12,266)	(8,649)
Income tax (expense) benefit	349	(1,491)	(84)	(2,148)
Net loss	(5,221)	(6,494)	(12,350)	(10,797)
Less: Net earnings (loss) attributable to non-controlling interest	9	(97)	(5)	(294)
Net loss attributable to Pulse Electronics Corporation	(5,230)	(6,397)	(12,345)	(10,503)

Basic shares outstanding	7,994	4,169	7,976	4,155
Basic loss per share	(0.65)	(1.53)	(1.55)	(2.53)

Diluted shares outstanding	7,994	4,169	7,976	4,155
Diluted loss per share	(0.65)	(1.53)	(1.55)	(2.53)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Three Months Ended		Six Months Ended
	6/28/2013	6/29/2012	6/28/2013	6/29/2012
Net Sales
Network	$38,454	$41,699	$74,285	$80,453
Power	29,554	32,121	57,139	63,811
Wireless	20,250	26,563	41,640	50,254
Total net sales	88,258	100,383	173,064	194,518

Operating profit (loss)
Network	922	817	2,254	(56)
Power	1,910	2,045	3,079	4,377
Wireless	(1,090)	(2,400)	(2,584)	(4,454)
Operating profit (loss) excluding severance, impairment and other associated costs, and legal reserve costs	1,742	462	2,749	(133)
Severance, impairment and other associated costs	93	515	112	2,052
Legal reserve	37	50	75	50
Operating profit (loss)	$1,612	$(103)	$2,562	$(2,235)

FINANCIAL POSITION (UNAUDITED)
(in thousands)	6/28/2013	12/28/2012

Cash and cash equivalents	$23,163	$31,475
Accounts receivable, net	62,716	62,957
Inventory, net	31,909	31,434
Prepaid expenses and other current assets	16,780	21,500
Net property, plant and equipment	30,552	29,406
Other assets	14,182	11,826
Total assets	179,302	188,598

Accounts payable	$63,432	$65,883
Accrued expenses and other current liabilities	33,239	44,197
Warrant liability	-	12,175
Long-term debt	106,539	96,753
Other long-term liabilities	16,033	19,134
Total liabilities	219,243	238,142
Total deficit	(39,941)	(49,544)

Total liabilities and deficit	$179,302	$188,598

Shares outstanding	7,959	7,947

Schedule A
NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1. Operating profit (loss) excluding severance, impairment and other associated costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Six Months Ended
	6/28/13	6/29/12	6/28/13	6/29/12

Operating profit (loss)	$1,612	$(103)	$2,562	$(2,235)
Pre-tax severance, impairment and other associated costs	93	515	112	2,052
Pre-tax non-cash stock-based compensation expenses	423	433	1,002	840
Pre-tax legal reserve	37	50	75	50
Operating profit excluding severance, impairment and other associated costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments	2,165	895	3,751	707

2. Net (loss) earnings per diluted share excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Six Months Ended
	6/28/13	6/29/12	6/28/13	6/29/12

Net loss per diluted share	$(0.65)	$(1.53)	$(1.55)	$(2.53)
After-tax severance, impairment and other associated costs, per share	0.01	0.12	0.01	0.37
After-tax non-cash stock-based compensation expenses, per share	0.03	0.07	0.08	0.13
After-tax legal reserve, per share	0.01	0.01	0.01	0.01
Net loss per diluted share excluding severance, impairment and other associated costs, legal reserve costs, non-cash stock-based compensation expenses and other adjustments	(0.60)	(1.33)	(1.45)	(2.02)

3. Adjusted EBITDA	Quarter Ended
	6/28/13	6/29/12

Net loss attributable to Pulse Electronics Corporation	$(5,230)	$(6,397)
Non-controlling interest	9	(97)
Income tax (benefit) expense	(349)	1,491
Interest expense, net	6,774	3,752
Non-cash stock-based compensation expenses	423	433
Depreciation and amortization	1,862	1,942
Other expense, net	408	1,148
Severance, impairment and other associated costs	93	515
Legal reserve	37	50
Adjusted EBITDA	4,027	2,837

CONTACT:
Pulse Electronics Corporation
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com